Exhibit 99.1

         The TJX Companies, Inc. Reports Record Second Quarter Results

    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Aug. 15, 2006--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the second quarter ended July 29, 2006. Net sales for the second quarter were $4.0 billion, a 9% increase over last year, and consolidated comparable store sales increased 4% over last year. Net income for the quarter was $138 million, and diluted earnings per share were $.29, a 26% increase over $.23 per share in the prior year.
    For the first half of fiscal 2007, net sales were $7.9 billion, an 8% increase over last year, and year-to-date consolidated comparable store sales increased 3% over the prior year. Net income was $302 million and diluted earnings per share were $.63, a 26% increase over $.50 per share in the prior year.
    Ben Cammarata, Chairman and Acting Chief Executive Officer of The TJX Companies, Inc., stated, "Our second quarter 26% increase in earnings per share and 4% comparable store sales increase both exceeded our expectations, marking our strongest second quarter in the Company's history and our third consecutive quarter of powerful performance. Results at The Marmaxx Group were on plan and four of our five smaller divisions posted significant year-over-year bottom-line improvement that exceeded our expectations. While pleased with our overall performance, we continue to address areas of our business in which we can improve, including the performance of A.J. Wright. As we move into the second half of the year, we remain focused on driving profitable sales growth and executing the fundamental strategies of our off-price concept."

    Sales by Business Segment

    The Company's comparable store sales and net sales by division, in the second quarter, were as follows:


                               Second Quarter        Second Quarter
                              Comparable Store          Net Sales
                                    Sales            ($ in millions)
                           ----------------------- -------------------
                               FY2007       FY2006    FY2007    FY2006
-------------------------- ---------- ------------ --------- ---------
Marmaxx(a)                  +2%          +2%         $2,659    $2,537
-------------------------- ---- ----- ------ ----- --------- ---------
Winners/HomeSense          +17% (US$)    -1% (US$)     $401      $317
                            +6%  (C$)    -9%  (C$)
-------------------------- ---- ----- ------ ----- --------- ---------
T.K. Maxx                  +13% (US$)    +1% (US$)     $405      $328
                           +10% (GBP)    +2% (GBP)
-------------------------- ---- ----- ------ ----- --------- ---------
HomeGoods                   +4%           0%           $301      $259
-------------------------- ---- ----- ------ ----- --------- ---------
A.J. Wright                 +1%          +1%           $158      $147
-------------------------- ---- ----- ------ ----- --------- ---------
Bob's Stores                +6%          NA             $64       $60
-------------------------- ---- ----- ------ ----- --------- ---------

-------------------------- ---- ----- ------ ----- --------- ---------
TJX                         +4%          +1%         $3,988    $3,648
-------------------------- ---- ----- ------ ----- --------- ---------
(a) Combination of T.J. Maxx and Marshalls


    Margins

    During the second quarter of Fiscal 2007, the Company's pretax profit margin increased to 5.8% from 4.9% last year, primarily due to significant improvement in the profitability of most of the Company's smaller divisions. The gross profit margin increased 0.4 percentage points to 23.4%, due to slight improvement in merchandise margins over last year's strong performance, combined with buying and occupancy cost leverage. The SG&A rate also improved 0.4 percentage points, due to leverage from an above-plan comparable store sales increase and the Company's continued focus on cost management.

    Inventory

    Total inventories as of July 29, 2006, were $2.9 billion compared with $2.8 billion at the same time last year and, on a per-store basis, including the warehouses, were down 4% from the prior year. At the Marmaxx division, per-store inventories, including the warehouses, were down 8% from last year's levels. Including merchandise on order, Marmaxx's total inventory commitment was flat on a per-store basis.

    Share Repurchases

    During the second quarter, the Company spent a total of $204 million to repurchase TJX stock, retiring 8.7 million shares.
Year-to-date, the Company has spent a total of $381 million to repurchase TJX stock and has retired a total of 15.9 million shares. It remains the Company's plan to repurchase a total of $650 million of TJX stock in Fiscal 2007.

    Stock Option Expense Included

    As previously announced, in the fourth quarter of Fiscal 2006, the Company early-adopted the Statement of Financial Accounting Standards
(SFAS) No. 123R related to accounting for stock based compensation and also adjusted prior period financial statements to reflect the impact of stock option expense. Consequently, the attached consolidated financial statements and business segment results include the impact of stock option expense for both current and prior periods.

    Third Quarter and Fiscal 2007 Outlook

    For the third quarter of Fiscal 2007, the Company expects earnings per share in the range of $.39 to $.41, an estimated increase of 22% to 28% over $.32 per share on a reported basis in the prior year. Last year's third quarter earnings per share results were reduced by a net $.02 due to several one-time items, detailed in the Company's Fiscal 2006 Form 10-K. Adjusting for these $.02, our expected third quarter earnings per share would represent a 15% to 21% increase over the adjusted $.34 per share in the prior year. (See Note 4 to financial statements.) This forecast is based on various assumptions, including estimated consolidated comparable store sales growth in the range of 3% to 4%.
    For the fiscal year ended January 27, 2007, with above-plan earnings per share during the first half of the year, the Company now expects earnings per share in the range of $1.49 to $1.53 as compared to $1.41 on a reported basis in the prior year, a 6% to 9% estimated increase. Prior year earnings per share include a net benefit of $.12 per share from one-time items (non-recurring tax benefits, partially offset by the third quarter events mentioned above). Adjusting for these items, the Company's estimated current year earnings per share would be up 16% to 19% over the adjusted $1.29 earnings per share earned in Fiscal 2006. (See Note 4 to financial statements.) This forecast is based on various assumptions, including consolidated comparable store sales growth of approximately 3%.

    Stores by Concept

    During the second quarter, the Company added a total of 15 stores. TJX increased square footage by 7% over the same period last year.



                               Store Locations     Gross Square Feet
                               Second Quarter        Second Quarter
                                                     (in millions)
                            --------------------- --------------------
                              Beginning     End     Beginning    End
--------------------------- ----------- --------- ----------- --------
T.J. Maxx                          805       807        24.0     24.1
--------------------------- ----------- --------- ----------- --------
Marshalls                          725       729        23.1     23.2
--------------------------- ----------- --------- ----------- --------
Winners                            178       178         5.3      5.3
--------------------------- ----------- --------- ----------- --------
HomeSense                           60        61         1.5      1.5
--------------------------- ----------- --------- ----------- --------
HomeGoods                          254       260         6.3      6.4
--------------------------- ----------- --------- ----------- --------
T.K. Maxx                          201       202         6.0      6.1
--------------------------- ----------- --------- ----------- --------
A.J. Wright                        156       156         4.0      4.0
--------------------------- ----------- --------- ----------- --------
Bob's Stores                        35        36         1.6      1.6
--------------------------- ----------- --------- ----------- --------

--------------------------- ----------- --------- ----------- --------
TJX                              2,414     2,429        71.7     72.1
--------------------------- ----------- --------- ----------- --------


    About The TJX Companies, Inc.

    The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 807 T.J. Maxx, 729 Marshalls, 260 HomeGoods, and 156 A.J. Wright stores, as well as 36 Bob's Stores, in the United States. In Canada, the Company operates 178 Winners and 61 HomeSense stores, and in Europe, 202 T.K. Maxx stores. TJX's press releases and financial information are also available on the Internet at www.tjx.com.

    Fiscal 2007 Second Quarter Earnings Conference Call

    At 11:00 a.m. ET, today, Ben Cammarata, Chairman and Acting Chief Executive Officer, and Carol Meyrowitz, President of TJX, will hold a conference call with stock analysts to discuss the Company's second quarter fiscal 2007 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available at www.tjx.com or by dialing
(866) 346-2455 through Tuesday, August 22, 2006. Archived versions of the Company's recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone.

    August Fiscal 2007 Sales Recording

    Additionally, the Company expects to release its August 2006 sales results on Thursday, August 31, 2006, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX's August sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, September 7, 2006.
    Archived versions of the Company's recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone.

    Forward-looking Statements

    SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future, including projections of earnings per share and same store sales, are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: our ability to continue successful expansion of our store base and increase same store sales; risks of expansion; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; successful advertising and promotion; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; availability and cost of financing; general economic conditions, including gasoline prices; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; import risks; adverse outcomes for any significant litigation; changes in laws and regulations and accounting rules and principles; closing adjustments; effectiveness of internal controls; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                           FINANCIAL SUMMARY
                              (Unaudited)
                (In Thousands Except Per Share Amounts)

                                                   13 Weeks Ended
                                               ----------------------
                                                 July 29,    July 30,
                                                     2006        2005
                                               ----------  ----------
Net sales                                      $3,988,232  $3,647,866
                                               ----------  ----------

Cost of sales, including buying and occupancy
 costs                                          3,054,467   2,807,861
Selling, general and administrative expenses      698,779     652,143
Interest expense, net                               5,413       7,917
                                               ----------  ----------

Income before provision for income taxes          229,573     179,945
Provision for income taxes                         91,417      69,131
                                               ----------  ----------

Net income                                     $  138,156  $  110,814
                                               ==========  ==========

Diluted earnings per share:

  Net income                                   $     0.29  $     0.23

Cash dividends declared per share              $     0.07  $     0.06

Weighted average common shares for diluted
  earnings per share computation (See Note 1)     477,485     492,817



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                           FINANCIAL SUMMARY
                              (Unaudited)
                (In Thousands Except Per Share Amounts)

                                                   26 Weeks Ended
                                               ----------------------
                                                 July 29,    July 30,
                                                     2006        2005
                                               ----------  ----------

Net sales                                      $7,884,715  $7,299,696
                                               ----------  ----------

Cost of sales, including buying and occupancy
 costs                                          5,997,250   5,596,630
Selling, general and administrative expenses    1,388,324   1,289,388
Interest expense, net                               9,172      13,953
                                               ----------  ----------

Income before provision for income taxes          489,969     399,725
Provision for income taxes                        188,004     153,330
                                               ----------  ----------

Net income                                     $  301,965  $  246,395
                                               ==========  ==========

Diluted earnings per share:

  Net income                                   $     0.63  $     0.50

Cash dividends declared per share              $     0.14  $     0.12

Weighted average common shares for diluted
  earnings per share computation (See Note 1)     481,438     497,716



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                       CONDENSED BALANCE SHEETS
                              (Unaudited)
                             (In Millions)

                                                   July 29,  July 30,
                                                       2006      2005
                                                   --------  --------
ASSETS
Current assets:
 Cash and cash equivalents                         $  273.7  $  181.7
 Accounts receivable and other current assets         441.8     384.5
 Current deferred income taxes, net                    13.9       3.2
 Merchandise inventories                            2,923.4   2,814.7
                                                   --------  --------

   Total current assets                             3,652.8   3,384.1
                                                   --------  --------

 Property and capital leases, net of depreciation   2,019.9   1,900.7
 Non-current deferred income taxes, net                10.4         -
 Other assets                                         130.2     124.0
 Goodwill and tradename, net of amortization          183.2     183.5
                                                   --------  --------

 TOTAL ASSETS                                      $5,996.5  $5,592.3
                                                   ========  ========

LIABILITIES
Current liabilities:
 Short-term debt                                   $  140.9  $  414.5
 Accounts payable (See Note 2)                      1,561.5   1,519.0
 Accrued expenses and other current liabilities     1,045.0     915.1
                                                   --------  --------

   Total current liabilities                        2,747.4   2,848.6
                                                   --------  --------

Other long-term liabilities                           585.3     510.8
Non-current deferred income taxes, net                    -      44.7
Long-term debt                                        789.1     575.1

Shareholders' equity                                1,874.7   1,613.1
                                                   --------  --------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         $5,996.5  $5,592.3
                                                   ========  ========



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                  CONDENSED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                             (In Millions)

                                                    26 Weeks Ended
                                                 ---------------------
                                                  July 29,   July 30,
                                                      2006       2005
                                                 ---------   ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                         $302.0     $246.4
 Depreciation and amortization                       172.5      156.7
 Deferred income tax provision                        (8.5)     (14.7)
 Amortization of unearned stock compensation          39.0       46.7
 (Increase) in accounts receivable and other
  current assets                                    (139.8)    (133.7)
 (Increase) in merchandise inventories (See
  Note 2)                                           (542.3)    (474.7)
 Increase in accounts payable (See Note 2)           239.2      249.6
 Increase in accrued expenses and other
  liabilities                                        114.3       96.5
 Other, net                                           27.7       12.7
                                                    ------     ------
Net cash provided by operating activities            204.1      185.5
                                                    ------     ------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Property additions                                 (179.4)    (219.1)
 Other                                                 0.4        0.3
                                                    ------     ------
Net cash (used in) investing activities             (179.0)    (218.8)
                                                    ------     ------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from borrowings of short-term debt         140.9      414.5
 Principal payments on long-term debt                    -     (100.0)
 Cash payments for repurchase of common stock       (375.0)    (383.3)
 Cash dividends paid                                 (59.7)     (49.9)
 Other                                                71.5       26.6
                                                    ------     ------
Net cash (used in) financing activities             (222.3)     (92.1)
                                                    ------     ------

Effect of exchange rates on cash                       5.3       (0.1)
                                                    ------     ------

Net (decrease) in cash and cash equivalents         (191.9)    (125.5)
Cash and cash equivalents at beginning of year       465.6      307.2
                                                    ------     ------

Cash and cash equivalents at end of period          $273.7     $181.7
                                                    ======     ======



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
            SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT
                              (Unaudited)
                        (Dollars In Thousands)

                                                   13 Weeks Ended
                                               ----------------------
                                                 July 29,    July 30,
                                                     2006        2005
                                               ----------  ----------
Net sales:
 Marmaxx                                       $2,658,503  $2,537,311
 Winners and HomeSense                            400,536     316,842
 T.K. Maxx                                        405,440     327,540
 HomeGoods                                        301,347     259,116
 A.J. Wright                                      158,065     147,251
 Bob's Stores                                      64,341      59,806
                                               ----------  ----------
                                               $3,988,232  $3,647,866
                                               ==========  ==========
Segment profit (loss):
 Marmaxx                                          208,265     202,295
 Winners and HomeSense                             41,477      18,563
 T.K. Maxx                                         17,971       9,023
 HomeGoods                                          4,198      (4,739)
 A.J. Wright                                       (5,041)     (2,709)
 Bob's Stores                                      (4,037)     (9,155)
                                               ----------  ----------
                                                  262,833     213,278

 General corporate expenses                        27,847      25,416
 Interest expense, net                              5,413       7,917
                                               ----------  ----------
 Income before provision for income taxes      $  229,573  $  179,945
                                               ==========  ==========

Stores in operation at end of period
 T.J. Maxx                                            807         777
 Marshalls                                            729         700
 Winners                                              178         167
 HomeGoods                                            260         230
 T.K. Maxx                                            202         184
 A.J. Wright                                          156         143
 HomeSense                                             61          47
 Bob's Stores                                          36          34
                                                    -----       -----
   Total                                            2,429       2,282
                                                    =====       =====



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
            SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT
                              (Unaudited)
                        (Dollars In Thousands)

                                                   26 Weeks Ended
                                               ----------------------
                                                 July 29,    July 30,
                                                     2006        2005
                                               ----------  ----------
Net sales:
 Marmaxx                                       $5,305,205  $5,100,897
 Winners and HomeSense                            769,346     629,939
 T.K. Maxx                                        754,760     645,246
 HomeGoods                                        607,179     517,743
 A.J. Wright                                      320,546     286,622
 Bob's Stores                                     127,679     119,249
                                               ----------  ----------
                                               $7,884,715  $7,299,696
                                               ==========  ==========
Segment profit (loss):
 Marmaxx                                          477,784     459,780
 Winners and HomeSense                             69,563      28,455
 T.K. Maxx                                         17,770       6,787
 HomeGoods                                         12,732      (5,405)
 A.J. Wright                                       (7,956)     (6,882)
 Bob's Stores                                     (10,266)    (16,141)
                                               ----------- -----------
                                                  559,627     466,594

 General corporate expenses                        60,486      52,916
 Interest expense, net                              9,172      13,953
                                               ----------  ----------
 Income before provision for income taxes      $  489,969  $  399,725
                                               ==========  ==========

Stores in operation at end of period
 T.J. Maxx                                            807         777
 Marshalls                                            729         700
 Winners                                              178         167
 HomeGoods                                            260         230
 T.K. Maxx                                            202         184
 A.J. Wright                                          156         143
 HomeSense                                             61          47
 Bob's Stores                                          36          34
                                                    -----       -----
   Total                                            2,429       2,282
                                                    =====       =====


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
         NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. In the fourth quarter of the fiscal year ended January 28, 2006 The TJX Companies, Inc. elected to early adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, "Accounting for Stock Based Compensation." SFAS No. 123R requires that the cost of equity-based awards be recognized in the financial statements. In addition, TJX elected the modified retrospective transition method which requires that all prior period financial statements be adjusted to the pro forma amounts previously disclosed in the company's notes to its financial statements. Thus the previously reported results for the thirteen weeks and twenty-six weeks ended July 30, 2005 have been adjusted to reflect the effect of adopting SFAS No. 123R.

2. We accrue for inventory purchase obligations at the time the inventory is shipped rather than when received and accepted by TJX. As a result, merchandise inventories include an estimate for "inventory-in-transit" of $370 million as of July 29, 2006 and $326 million as of July 30, 2005. A liability for a comparable amount is included in accounts payable for the respective period.

3. During the six months ended July 29, 2006, TJX repurchased 15.9 million shares of its common stock at a cost of $381 million. During the second quarter ended July 29, 2006, TJX repurchased 8.7 million shares of its common stock, at a cost of $204 million. Through July 29, 2006, under its current $1 billion multi-year stock repurchase program, TJX has spent $387 million on the repurchase of 16.1 million shares of TJX common stock.

4. The following is a reconciliation of fiscal 2006's third quarter and full year diluted earnings per share, as reported on a GAAP basis, to the pro-forma diluted earnings per share referenced in our earnings release under the caption "Third Quarter and Fiscal 2007 Outlook".

                                                 Fiscal Year Ended
                                                  January 28, 2006
                                              -----------------------
                                              Third Quarter Full Year
                                              ------------- ---------

Diluted earnings per share, as reported          $  0.32     $  1.41
 Impact of deferred tax liability correction           -       (0.04)
 Repatriation income tax benefit                       -       (0.10)
 Third quarter events(a)                            0.02        0.02
                                                 -------     -------
Diluted earnings per share, as adjusted          $  0.34     $  1.29
                                                 =======     =======

(a) The third quarter events include executive resignation agreements, e-commerce exit costs and operating losses, and hurricane related costs including the estimated impact of lost sales, partially offset by a gain from a VISA/MasterCard antitrust litigation settlement.

    CONTACT: The TJX Companies, Inc.
             Sherry Lang, Vice President
             Investor and Public Relations
             (508) 390-2323